LEHMAN BROTHERS

                        News Release




For Immediate Release         MEDIA CONTACT:      Steven H. Faigen
                                                  (212) 526-4379

                             INVESTOR CONTACT:    Shaun Butler
                                                  (212) 526-8381

            LEHMAN BROTHERS REPORTS THIRD QUARTER

                   AND EIGHT MONTH RESULTS


NEW YORK, September 21, 1994 -- Lehman Brothers Holdings

Inc. (NYSE: LEH) today reported net income of $22 million

for the third quarter which ended August 31, 1994. By

comparison, net income of $112 million was attributable to

the Lehman Brothers businesses in the third quarter 1993,

which ended on September 30 of that year.


After accounting for preferred dividends, third quarter net

income applicable to common stock was $11 million for the

three months ended August 31, 1994. Quarterly earnings per

share of common stock were $0.10.


Richard S. Fuld, Jr., Chairman and Chief Executive Officer

said, "Difficult market conditions persisted throughout the

quarter, as interest rate uncertainties and inflationary

concerns continued to dampen the activities of both issuers

and investors, contributing to an overall softness in net

revenues."


Mr. Fuld added: "During this down cycle in the business, we

are continuing to review all components of our expense base

for further cost reductions."




                         -- more --

                                        Third Quarter 1994/page 2



Revenues

Net revenues (gross revenues less interest expense) of $719

million for the third quarter declined by 19% from the third quarter of 1993. Market making and principal transaction

revenues were $335 million, down 24% from the prior-year

quarter. Ongoing market volatility lowered the levels of

customer flow activity, resulting in lower revenues across

all major product lines.


Investment banking revenues of $172 million represented an 8%

decrease from 1993's third quarter. Lower origination

volumes were offset by improved results from strategic

advisory activities and gains from certain merchant banking

activities. As of August 31, 1994, Lehman Brothers was

ranked the number two underwriter of U.S. debt and equity

and the number four underwriter of debt and equity worldwide for the year to date, according to Securities Data Company.

Lehman Brothers also ranked number four in global mergers and acquisitions year to date.


Net interest and dividend revenues of $83 million decreased

by 29% from the third quarter of 1993, as spreads on fixed

income products continued to tighten and funding costs

increased from the third quarter of 1993.


Commission revenues of $113 million for the quarter were

down 10% from last year's period, reflecting lower market

volumes of customer activity in listed securities.


Expenses

Non-interest expenses were $686 million, reflecting a 5%

decrease from last year's third quarter.  To reflect the

overall decline in revenues, compensation and benefits also

declined to $388 million, a 13% decrease from the prior-year period.  As a result of the Firm's strategic plan to improve its global infrastructure, non-interest expenses excluding

compensation and benefits increased 7% versus the third

quarter of 1993.



                          -- more --

                                        Third Quarter 1994/page 3



Capital

As of August 31, 1994, Lehman's stockholders' equity was

$3,360 million and total capital (stockholders' equity and

long-term debt) was $14,187 million.


Year-to-Date Earnings

For the eight months ended August 31, 1994, Lehman Brothers

reported net income of $92 million before after-tax charges

of $12 million relating to the May 31 spin-off from the

American Express Company and $13 million relating to the

implementation of SFAS No. 112.  Including these charges,

net income for the first eight months of 1994 was $67

million, and net income applicable to common stock was $40

million. Earnings per common share for the first eight

months of 1994 were $0.37.


In March 1994, the Board of Directors of Lehman Brothers

Holdings Inc. approved a change in the Firm's fiscal year

end from December 31 to November 30. Consequently, the three months that comprise the Firm's 1994 fourth quarter will end on November 30, 1994.


Lehman Brothers is a global investment bank with leadership

positions in corporate and municipal finance and advisory

services and in securities sales, trading and research.

Lehman Brothers serves the financial needs of corporate,

government and institutional clients, and high-net-worth

individuals through offices in major financial centers

worldwide.



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